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EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.

SECOND QUARTER FINANCIAL RESULTS CONFERENCE CALL
JULY 29, 2003

Operator:	Ladies and gentleman, thank you for standing by. Welcome to the Midway Games Second Quarter Financial Results Conference Call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded Tuesday, July 29, 2003. I would now like to turn the conference over to Miguel Iribarren, Vice President of Corporate Communications & Strategic Planning. Please go ahead sir.
Miguel Iribarren:
Thank you operator. Good afternoon everyone. With us on the call today from Midway are our new CEO, David Zucker, our Chief Financial Officer Tom Powell, and our Executive Vice President of Product Development Ken Fedesna. I will begin today's call with the customary legal disclosures, after which David will provide his comments on the quarter's results and our outlook and strategy for the rest of the year. Tom will then go into more financial detail regarding our results and guidance, and then after his remarks we will open the line up for questions. With that I will read our safe harbor statement and then turn the call over to David.

Ladies and gentlemen, the following presentation and responses to questions may contain forward-looking statements concerning future business conditions and the outlook for Midway based on currently available information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in Midway's current Annual Report on Form 10-K and the more recent filings made by Midway with the Securities and Exchange Commission. David?
David Zucker:
Good afternoon. Thanks Miguel. I would like to start off by outlining what I will be covering today in my comments. First, I will give a brief overview of our results from the quarter and our guidance for the third quarter and full year 2003. This will mostly cover the highlights from the press release we sent out this afternoon. Next, I will touch on what we see as the key issues facing Midway right now and give some insight into how we plan to address these issues going forward. Lastly, I will sum up my thoughts on Midway and provide some more visibility into our strategic direction for the Company over the next 18 months before turning the call over to Tom Powell.

Let's start with the Q2 results. Revenues for the second quarter were $5.0 million, down from $28.1 million in the same quarter last year, primarily due to a much lighter product release schedule. During the second quarter, we released only one new game, Freestyle MetalX, on the PlayStation 2 platform, compared with seven new games introduced in the same period last year.

The net loss for the second quarter was $54.8 million, compared with a net loss of $11.2 million last year. The loss applicable to common stock in the second quarter 2003 was $55.7 million, or $1.20 per share, compared with $27.9 million, or $0.61 per share, in 2002.

Included in our second quarter 2003 results are $23.0 million of non-cash charges relating to the writedown of capitalized product development costs. During the quarter we took a hard look at our games in the pipeline and how our recent products performed in the marketplace with an emphasis on our attempts to establish new intellectual properties. The result of our evaluation was to lower our sales forecasts for several games currently in development, as well as to cancel one previously unannounced title. Our forecasts for games based on new intellectual properties are now more consistent with our historical results for this type of product. These actions required that we write down $23.0 million of capitalized product development costs associated with these games. After these writedowns, our capitalized product development costs on our balance sheets stood at $15.3 million at the end of the second quarter, compared with $30.1 million at the end of the first quarter.
Our second quarter 2003 results also include $2.3 million of net restructuring charges primarily associated with the consolidation of product development operations in California.

Also during the quarter, Neil D. Nicastro ceased to serve as Chief Executive Officer, President and Chief Operating Officer. As a result of this event severance provisions of his employment agreement were triggered. Under the terms of the Company's severance agreement with Mr. Nicastro, the Company recorded approximately $9.5 million of charges.

During the quarter we completed a $35 million private placement of Series C Convertible Preferred shares that allowed us to pay down the outstanding Series B Preferred stock that was due this November and to add to our cash assets.
As of June 30th, our cash and cash equivalents stood at approximately $68.0 million, up from were we started the year and up from the Q1 ending balance.

Looking ahead to our view of the industry and our guidance for the remainder of the year, our expectations for both consoles and handheld growth in the industry remains consistent with our projections from last quarter. We expect domestic software sales for the new generation of consoles to grow approximately 15% to 20% this year. We expect domestic handheld software sales to be relatively flat versus last year.

Turning to Midway's guidance, for the third quarter we expect revenues of approximately $13.0 million, with a net loss of approximately $18.0 million. Included in these expected results are approximately $1.0 million of anticipated restructuring charges associated with the consolidation of marketing operations.

We expect to release five titles during the third quarter including: Freestyle MetalX for the Xbox and GameCube consoles, Freaky Flyers, NHL Hitz Pro, and NFL Blitz Pro for the PlayStation 2, Xbox and GameCube consoles, along with Mortal Kombat: Tournament Edition for the Game Boy Advance. Due to the expected quarter-end ship date of NFL Blitz Pro, we expect to recognize the revenues from this title in the fourth quarter rather than the third quarter.

For the year ending December 31, 2003, we expect revenues of approximately $110.0 million, with a net loss of approximately $97.0 million. Included in these expected results are $23.2 million of non-cash charges relating to the writedown of capitalized product development costs, and approximately $9.5 million of anticipated net restructuring charges primarily relating to the consolidation of California product development and marketing operations, as well as $9.5 million of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

This guidance is significantly lower than what we have previously provided primarily due to our shifting the expected release dates of four titles from fall 2003 into 2004. We now expect to launch the multi-platform titles NBA Ballers, The Suffering, and ESPionage, as well as Static Shock for the Game Boy Advance, in the first half of 2004. We previously expected revenues of between $200.0 million and $230.0 million, with a net loss of between $7.6 million and $25.6 million for the year.

Now I would like to speak about what we believe are the key issues keeping Midway from being successful and what we are going to do to fix them. I have been here on the job for just under three months, but I have spent the majority of this time getting to know Midway and what we do and don't do well. I have also begun to put in place the building blocks in terms of the people and processes to improve operations and execution going forward. There are a number of operating issues at Midway that we as management are addressing now.

First, over the past two years we have been undisciplined in our approach to selecting which games to develop. In some instances, we have made games for niches that were trending out of favor or too small. In some instances we made games that we had no differential expertise or technological advantage in, and in some instances we made games that were "me too" products that chased the competitor's success, albeit too late and with too little innovation.

How are we going to remedy this? We are going to stick to making games where we leverage our capabilities and strengths, like action, fighting, sports, multi-player and so on. And we are going to do that in genres that we both understand and have a real passion for. We are going to be more demanding of games earlier in their development. Games are now being pressure-tested and focus-group tested more often and more up-front in their lifecycle than in the past, so that only the best ideas will see full development. To that end, in the last quarter, we cancelled two games in development that were due out in 2004 that failed to measure up to our higher internal standards for quality. Going forward, new intellectual property will represent a smaller percentage of our new release mix. While we will continue to release and introduce new intellectual property, we are first going to do a better job of leveraging our own brands and franchises, i.e., SpyHunter, Mortal Kombat, Gauntlet, Area 51, Narc and so forth, and be more proactive in associating other brands, licenses or notoriety with our games.

Another reason for our mixed track record is that we simply have not developed enough high quality games. Too many of our games have been average or below average in quality during a current console cycle that has become less and less forgiving of average quality content. In a number of cases we ended up releasing games that weren't ready for prime time yet in terms of quality. It is absolutely crucial that we produce games that stand out from the crowd and achieve critical success before we can expect them to achieve commercial success.

Fixing this starts with senior management. We must be committed to producing great games and we must set high standards and stick to them. We are going to budget ample time and resources to insure that we produce great games. We are going to make quality priority number one: quality in terms of gameplay, depth, presentation, story telling and ground breaking elements. The return on adding a few months to polish and improve a title can sometimes be the difference between success and failure. Never is this more true than when producing new intellectual properties. To that end we have made the decision to delay two of our most promising titles, ESPionage and The Suffering, into next year to ensure they will rank among the best in the class when they are introduced. ESPionage, with its unique concept of integrating weapons combat with psychic powers, received some of the highest and most positive reactions of any game that we have focus-group tested, and The Suffering is receiving tremendous response and interest from early media screenings. In order to capitalize on these opportunities, we must follow through and deliver high quality games. Our goal is to eliminate the need to delay games going forward through better planning up front and better execution throughout the game development process.

Not everything we are producing or releasing right now is first class. Freestyle MetalX has been a disappointment both in terms of its critical reception and sales performance, and while we believe that Freaky Flyers is both graphically appealing and fun to play, it has not received the kind of support from the retail or editorial community that we expected, and we have lowered our sales estimates accordingly. Our lineup for this holiday season, and in particular our lineup for 2004, however, is quite strong. We plan to release more titles in 2004 than we will in 2003. I base this conclusion not on my opinion, but on the response to our games that we have seen from the media at our recent Gamers' Day event, as well as results from consumer testing we have recently begun employing.

Another issue for the Company is that we have not been paying enough attention to the messages being sent by the retail channels, and we have paid the price. We are now devoting more attention to the competitive landscape into which we are launching our games. As the dynamics of our industry become more and more similar to those of the film industry, we must employ similar launch strategies, making sure that we avoid pitting new properties against strong sequels. Adding to this, an analysis of the market place indicates that the fourth calendar quarter is the right time to launch blockbuster brands and licensed and franchised properties, but not necessarily the ideal time to launch a new intellectual property. To that end, we have scheduled SpyHunter 2 in the fourth quarter of 2003 and the next Mortal Kombat, along with the highly promising Area 51, in the fourth quarter 2004. While NBA Ballers has been receiving strong pre-launch interest from consumers and the media, it is still a new intellectual property for us. Accordingly, we have moved the release of that game into the first quarter of 2004, away from the launch of the simulation-style basketball games coming out this November.

The last major issue I see at Midway right now is that we need to do a better job of generating pre-launch interest in our games, especially our new intellectual properties. Execution issues have hampered us here, and we are in the process of moving our marketing function to Chicago from its present location in Milpitas, California, so that it can work more closely and more effectively with internal product development. We are already seeing significant pre-launch awareness for a number of 2004 scheduled games, including the ground breaking Narc, which is scheduled for a second half 2004 release.

As I mentioned earlier, at June 30th our cash and cash equivalents stood at $68.0 million, up from $49.0 million where we started the year, as well as up from the Q1 ending balance of $56.0 million. We believe that we have the necessary financial resources and liquidity to execute on our business plan going forward.

We have a clear vision of what we need to do make this Company a world class publisher once again, and we have the talent and financial resources to get there. Let me also be clear about one other thing: I stepped into this job with my eyes wide open. I knew that there were some big challenges here at Midway, but I also saw both the nucleus to create a great company and the people willing to make the changes necessary. I am even more encouraged today having had the chance to view firsthand our product pipeline over the next 18 months, and I am confident that our dedicated employees will make our good products even better as we go forward. Tom?

Thomas Powell:
Thanks David. Since David has provided a fairly comprehensive update of the second quarter results and 2003 guidance, I will provide more detail on the balance sheet as well as some of our restructuring initiative. Midway's June 30th cash balance is $67.7 million, an increase of approximately $19.0 million from the 2002 year end balance. The increase is largely attributable to the completion of a $35.0 million private placement that netted approximately $21.0 million of additional cash, after deducting for fees and expenses, and after deducting $13.1 million for the full redemption of the remaining Preferred Series B shares then outstanding. For the first six months, cash used in operations was $700,000 of which approximately $8.8 million was used in connection with restructuring and severance. For the current quarter, cash used in operations was approximately $8.4 million, of which $5.5 million was used in connection with restructuring and severance. Turning to receivables, gross trade receivables ended the quarter at $9.2 million, reserves for price concessions, returns and uncollectible accounts were $8.3 million or 90% of the gross receivable balance. We believe the established receivable reserves are adequate but not excessive based on a comprehensive review of field inventory levels and product sell-through rates. Our day sales outstanding, as calculated as net trade accounts receivable divided by average daily sales, was 16 days. Reduction in day sales outstanding to the current 16 days from Midway's recent historical performance of around 60 days is largely attributable to the high level reserves to gross receivables versus any significant change in our collection experiences. As already addressed by David, the balance of capitalized product development cost is $15.3 million, a reduction of almost $15.0 million from the $30.1 million balance as of the end of March. The reduction is largely the result of a writedown of $23.0 million in capitalized costs. Of the $15.0 million remaining capitalized product development costs associated with 35 active products that have currently reached technological feasibility, on average, each of the 35 products has a capitalized balance of less than $440,000. For the quarter, Midway's results included $34.8 million of charges for restructuring, severance and the writedown of capitalized software expenses. Of the total, approximately $5.5 million are cash charges and $29.3 million are non-cash charges. Year-to-date, Midway's results included $41.5 million of charges for restructuring, severance and the writedown of capitalized software expenses. Of that total, approximately $8.8 million are cash charges and $32.7 million are non-cash charges. This concludes my update. David?
David Zucker:	Operator, would you now please open the floor up for questions.
Operator:
Thank you. Ladies and gentlemen, if you would like to register a question for today's conference call, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question is from Heath Terry of Credit Suisse First Boston LLC. Please proceed with your question.

Heath Terry:
Hi, I was wondering if you could kind of give us an idea of when you are targeting a return to profitability for Midway? How many quarters do you think it will take before we see positive net income and on what kind of a revenue base are you expecting that to come? So how big are you planning for the Company to be at that point? And then also you mentioned the idea of not doing games that are being done by others in the category of—trying to cut down on the number of "me too" games. Does this mean that we should expect to see less of an emphasis on sports for Midway going forward?
David Zucker:
Okay, let me start with the first one. We are obviously giving guidance for this year, and we are not giving guidance for next year. But, I would point out that we think that we have two of our most promising titles, The Suffering and NBA Ballers, coming out in the first quarter of next year. As it relates to the second question, I think that the comment about "me too" has nothing to do with sports. We have a strong franchise in sports, and we'll continue to find the appropriate ways to maximize the value from that.
Heath Terry:	Great. So is it fair to say that, if the inference was that you can be profitable in the first quarter when you got those two big games? Is it fair to say that Midway should be profitable next year?
David Zucker:	I did not say that. I said that we are not giving any guidance for 2004.
Heath Terry:	I understand, I am just talking big picture. I am not looking to nail you down on a number, I am just trying to get an idea of when in your planning—your targeting.
David Zucker:
I hear you, and I would just say we can't give guidance for '04. But as I said, we do believe that two of our more promising titles, The Suffering and NBA Ballers, will be released in the first quarter of next year.
Heath Terry:	Okay, thanks.
Operator:	The next question is from the line of Arvind Bhatia of SouthWest Securities, Inc.
Arvind Bhatia:
Good afternoon. Dave, can you talk about maybe the cash burn expectation for this year and then also what your expectations are next year for Mortal Kombat? Are you modeling that to do as well as the last one did or what are your expectations there?
David Zucker:	I will answer the second part. Tom, why don't you address the first part?
Thomas Powell:
Okay. In terms of cash burn, Arvind, we have been running at a cash product development burn of about $16.0 to $18.0 million a quarter. Our administrative expenses are in the neighborhood of $4.0 to $4.5 million per quarter, and then we also have some infrastructure and overhead associated with our marketing groups that is running in the $3.0 million range. So that is a good sense for the overhead costs. The rest are fairly variable in connection with the launch introduction of titles.

David Zucker:
In terms of Mortal Kombat, as you know, Mortal Kombat: Deadly Alliance has sold extremely well. We have passed the 2 million unit mark worldwide recently. We are continuing to receive orders, and we have already qualified for the greatest hits program. We will be—the next installment of Mortal Kombat will ship for the 2004 holiday season. I cannot go into the details, but I can tell you that Ed Boon and the team are very optimistic about the game as it is coming together, and we are committed to making it the top selling fighting game in this cycle.
Arvind Bhatia:	How many people do you have in development right now and what do you think is the right number to get to the sort of size of the Company that you are targeting?
David Zucker:
I think right now we have 380 people in product development, and I think as we build our San Diego studio in particular that I think we have the right number right now, and we will grow it as we need to going forward. Right now we have the right number. If you look at this on a five year basis, we clearly plan to grow that number, but we will walk before we run.
Arvind Bhatia:	And how many products do you have in development right now? Did you say 35 are capitalized?
David Zucker:	We have over 70 games currently in development.
Arvind Bhatia:	Okay and those are games going out in '03 and '04, or are there some for '05 as well?
David Zucker:	Some for '05 as well.
Arvind Bhatia:	Okay, I think that is all I have for right now. Thanks.
David Zucker:	Thank you.
Operator:	The next question is from the line of John Taylor of Arcadia Investment Corporation.
John Taylor:
Hi. I have a couple of questions too. I wonder if you could give us a sense of what you think the cash low water mark is going to be, and when you are going to achieve that? And the second question is how many SKUs do you plan to release this year versus next year? And I don't want to get in the way of any guidance here, because I don't want to imply I am trying to get you in a corner, but I guess what I am looking for is, how are you thinking about the average yield per SKU in terms of, you know, the delta versus what you got before, or an absolute number or minimum—any way you can talk about that—so that we know kind of what gets through the screen now and what doesn't?
David Zucker:	Alright, well why don't you deal with the cash part—the second part of your question was—can you repeat the second part of your question again?
John Taylor:
Basically what I am looking for is how are you thinking about the threshold that a title has to pass in terms of unit production or dollar production. I just, you know, you are focused on fewer better titles—can you give us any sense on how you think about kind of what size you want the minimum to be? What an average ought to look like? So that, you know, when at the end of the year, you end up with, you know, a positive situation?

David Zucker:
Well, I think first of all, you did ask the question about—again—we are not giving any guidance with respect to 2004, but we do plan, as I mentioned in my remarks, to release more titles in 2004 than we are in 2003. And I think you or I used the words "fewer, bigger, better" and that is clearly the direction that we need to take this Company. The threshold—again it varies depending upon what the cost of the game is, but frankly, for us 400,000 units on the PS 2 platform in the U.S. is really I think a minimum threshold for a successful game going forward.
John Taylor:	Okay and then can you give us a sense of what, sort of if you add them all up how many SKUs are you releasing this year and how many you expect to release next year?
David Zucker:	We are not releasing—we are not giving any guidance with respect to next year, but I will tell you that we will be releasing more titles in 2004 than we are in 2003.
John Taylor:	What is the total for '03 then?
David Zucker:	Miguel—you've got the number?
Miguel Iribarren:	29.
John Taylor:	Okay and then you have a low water cash mark and when?
Thomas Powell:
Yes, in terms of cash as you know—we are at about $68.0 million right now. Based on our current projections we show that our cash used balance of the year will be a little bit better than the net income guidance that we provided for the balance of the year, and so it then depends on the collection of the receivables. So, we are estimating at year end to have somewhere around $25.0 or $30.0 million in receivables. So, the low water mark that we would achieve would be in the November or early December type of time frame.
John Taylor:	Okay. Thank you.
Operator:	The next question is from the line of Edward Williams of Harris Nesbitt Gerard, Inc.
Edward Williams:
That is Harris Nesbitt Gerard. A couple of questions for you. Tom, can you give us an idea as to how many games were involved in the writedown and specifically if you can, looking at the balance sheet at this point, how much of the capped software on the balance sheet is related to games that have already shipped?
Thomas Powell:
Okay. Well, there were a number of games involved in this. As we mentioned we cancelled two. Some were related to acceleration of amortization right now and given changes in sales forecast. So there are a number of games, and I don't have in front of me the exact number that was involved in the writedown. However, I can tell you that of that total writedown, the majority was related to 2004 launches, so over 60% was related to games launching in 2004 and as far as the remaining balance, the majority of that capitalized balance of the $15.3 million is related to products either in the market now or selling or being released during the rest of 2003. So close to 70% is related to titles currently in the market or being released through the end of the year.

Edward Williams:
Okay and then looking at your R&D budget going forward including the expected increases to capped software, should we look at it as being somewhere in that $16.0 to $18.0 million range on a quarterly basis? Or is there a different number we should be looking at this point? Or how should we look at the capped software specifically on the balance sheet?
Thomas Powell:
Well, in terms of the cash spent, that was the $16.0 to $18.0 million and we believe that that is the appropriate level right now and into the near future. Then, in terms of the capitalized balance, we would expect that to increase modestly to around $19.0 to $20.0 million at the end of the year.
Edward Williams:	Okay, and David, can you elaborate a little bit on what Neil's role is at this point?
David Zucker:	Neil is the non-executive Chairman of the Board of the Company.
Edward Williams:	Okay, can you elaborate a little bit on what your plans are at this point, management changes or anything along those lines?
David Zucker:
Well, I think, you know, I mentioned in my comments some of the things that we are doing and—you know—just to reiterate—I mean what I am really focused right now on is putting in place the internal processes that will lead to better execution here at Midway. We are focusing on pre-launch awareness and marketing as well as sort of what I call quality initiatives which is the higher threshold for what is acceptable to us before it goes out the door. Then, as I mentioned also, as we look ahead to the second half of 2004 and into 2005, I would expect that in the category of sort of: either it is a license, an existing franchise, a sequel, or there is some notoriety attached to a game launch, that that would make up a large majority of all the games that the Company will release as we look to the second half of '04 and '05.
Edward Williams:	Okay, thank you.
Operator:	I show no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.
David Zucker:	Thank you very much. We will talk soon.
Operator:	Ladies and gentlemen. That does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

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  EXHIBIT 99.1